Exhibit (e)(7)

August 17, 2008

Mr. John S. Riccitiello

Chief Executive Officer

Electronic Arts Inc.

209 Redwood Shores Parkway

Redwood City, CA  94065

Dear John:

Thank you for your recent expression of interest for Electronic Arts Inc. (“EA”) to participate in Take-Two Interactive Software, Inc.’s (the “Company”) formal process to evaluate the Company’s strategic alternatives.  As you know, we have been willing to have EA participate in this process following the successful launch of GTA IV, and we are happy to include EA now.

As I mentioned when we spoke on Friday, our process begins with an in-depth management presentation.  The Company has made significant strides since EA first expressed interest in the Company and this presentation includes material non-public information to which you would not otherwise have access, including information relating to our three year product release schedule and management’s financial projections.  The presentation also includes information about the underlying factors that have driven our strong operational and financial performance.  I believe our presentation will enable you to understand better the value of our Company to EA.

Prior to the management presentation, we will only require EA to enter into a confidentiality agreement.  The agreement would be limited to provisions required to comply with federal securities laws and to ensure the Company’s ability to protect the confidentiality of the information shared with you.  I can assure you that this requirement is the same as or more favorable to EA than that which we have employed with all other participants in the process.

We understand that a number of months have passed since you first expressed interest in the Company and, accordingly, we will act quickly to assist you in moving through our process.  Once we execute a confidentiality agreement, we are prepared to schedule the management presentation immediately.

With my best personal regards.

Sincerely,

/s/ Strauss Zelnick

Strauss Zelnick
Executive Chairman of the Board

Take-Two Interactive Software, Inc.  622 Broadway, New York, NY  10012, USA